Exhibit 99.1

Vivani Medical Reports Third Quarter 2026 Financial Results and Provides Business Update

Top-line results for SLIM-1™, the first-in-human Phase 1 trial of NPM-139, Vivani's miniature, ultra-long-acting semaglutide implant under development for chronic weight management, are anticipated for announcement later this week

Cortigent-ClearOne merger is awaiting final regulatory approvals allowing establishment of Cortigent as a standalone company trading on the Nasdaq under ticker symbol CRGT

ALAMEDA, Calif., November 11, 2026 (GLOBE NEWSWIRE) -- Vivani Medical, Inc. (Nasdaq: VANI) ("Vivani" or the "Company"), a clinical-stage biopharmaceutical company developing miniature, ultra-long-acting drug implants utilizing its proprietary NanoPortal™ technology, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

“The third quarter and recent weeks mark a period of strong progress and forward momentum for Vivani” said Adam Mendelsohn, PhD, CEO of the Company. “The top-line SLIM-1 results will be announced this week. We look forward to sharing those results with shareholders, industry peers, and the broader community of physicians and patients seeking less frequent dosing and the promise of potential improvements in convenience, medication adherence, and tolerability associated with GLP-1 therapies on the market and in clinical-stage development."

Dr. Mendelsohn continued: “Roughly half of patients don’t take their medications for chronic diseases as prescribed, and GLP-1 therapies are no exception. With NPM-139, we are designing a novel GLP-1 therapy that a patient could receive once or twice a year during a routine primary care visit. Another key feature afforded by our unique NanoPortal implant technology is the ability to provide an “off-ramp” when discontinuation of therapy is warranted for example when a woman becomes pregnant or there is an aspiration risk during surgery. While there are multiple GLP-1 injectable candidates targeting monthly or quarterly administration under development, none can offer reversibility comparable to our NanoPortal implants. We strongly believe this could be an important consideration for the more than 20% of current GLP-1 users who are women of child-bearing potential.”

Recent Business Highlights

On October 30, 2026, the Company filed an current report on Form 8-K with the U.S. Securities and Exchange Commission to clarify that the expected close of the of the Cortigent merger remains subject to final regulatory approval and is expected to close shortly after approval is received.

On August 6, 2026, Vivani announced full enrollment and successful initial dosing of all participants in its SLIM-1™ Phase 1 trial for NPM-139, a miniature, subdermal semaglutide implant being designed to provide six- to twelve-months of continuous drug delivery utilizing our proprietary NanoPortal™ technology. The trial of 20 GLP-1 naïve participants in Australia includes low-doses of NPM-139 and Wegovy® to assess safety, tolerability, and pharmacokinetics. Changes in weight were measured. Top-Line results from the SLIM-1 trial are anticipated to be announced later this week.

On July 7, 2026, the Company announced the signing of a new agreement with Novo Nordisk, now known as Novo, to evaluate NPM-139, the Company’s semaglutide drug implant. NPM-139 is under development for chronic weight management. There are no exclusivity provisions for NPM-139, or Vivani’s proprietary NanoPortal technology associated with this agreement.

On July 2, 2026, Vivani announced that it has entered into a definitive agreement and plan of merger (the “Agreement”) among its wholly owned subsidiary Cortigent Inc., ClearOne, Inc., a Nasdaq-listed company, and a wholly owned subsidiary of ClearOne (“MergerSub”), pursuant to which Cortigent will become a wholly owned subsidiary of ClearOne upon consummation. In connection with the transaction, ClearOne is pursuing a financing which aims to raise $10 million to $15 million concurrently with the merger’s closing.

Upcoming Anticipated Milestones

Release of top-line data for SLIM-1, the on-going Phase 1 study of low-dose NPM-139, Vivani’s miniature, ultra long-acting semaglutide implant under development for chronic weight management, are anticipated in November 2026.

Preparation, and submission of an Investigational New Drug (“IND”) Application for NPM-139 to support initiation of a proposed Phase 2 dose-ranging study of this semaglutide implant is planned for 2027.

The transition of Cortigent into an independent, publicly traded company shortly after receiving final regulatory approval and completion of all closing and related financing activities.

Third Quarter 2026 Financial Results

Cash: As of September 30, 2026, Vivani had cash, cash equivalents and restricted cash totaling $15.5 million, compared to $20.8 million as of June 30, 2026.

Research and development expense, net: Research and development expense, net of grants, during the three months ended September 30, 2026 was $5.0 million, compared to $4.5 million during the three months ended September 30, 2025. The increase of $0.5 million, or 11%, was primarily attributable to an increase in the clinical trial related expense from our Biopharm Division.

General and administrative expense, net: General and administrative expense, net of grants, during the three months ended September 30, 2026 was $2.5 million, compared to $2.2 million during the three months ended September 30, 2025. The increase of $0.3 million, or 14%, was primarily attributable to an increase in personnel and related expenses from our Neurostimulation Division and our Biopharm Division.

Other income, net: Other income, net during the three months ended September 30, 2026 was $0.3 million, compared to $0.2 million during the three months ended September 30, 2025. The increase of $0.1 million was primarily attributable to amounts recognized under the Australian R&D Tax Incentive Program and higher interest income earned during the period.

Net loss: For the foregoing reasons, we had a net loss of $7.3 million during the three months ended September 30, 2026 compared to $6.5 million during the three months ended September 30, 2025.

About SLIM-1™ Trial

SLIM-1 is an open-label, active-controlled trial evaluating a low-dose NPM-139 (semaglutide implant) given to 10 participants, and the starting dose of Wegovy (0.25mg/week semaglutide injection) given to 10 participants, over a four-week duration. The trial was designed to evaluate the safety, tolerability and pharmacokinetic profile in overweight or obese participants who are otherwise healthy. Changes in weight were also measured. Top-line results from SLIM-1 are anticipated to be released later this week.

About Vivani Medical, Inc.

Leveraging its proprietary NanoPortal™ platform, Vivani develops miniature, biopharmaceutical implants designed to deliver drug molecules steadily over extended periods of time with the goal of guaranteeing adherence and improving patient tolerance to their medication. Vivani is developing a portfolio of GLP-1 based implants for metabolic diseases including obesity and type 2 diabetes. These NanoPortal implants are designed for once- or twice-yearly administration to provide patients with the opportunity to realize the full potential benefit of their medication by avoiding the numerous challenges associated with the daily or weekly administration of orals and injectables, including tolerability issues and loss of efficacy. Medication non-adherence occurs when patients do not take their medication as prescribed. This affects an alarming number of patients, approximately 50%, including those taking daily pills. For more information, please visit: www.vivani.com.

About Cortigent, Inc.

Cortigent, Inc., a wholly owned subsidiary of Vivani, is developing brain implant devices to help patients recover critical body functions. Its patent-protected precision neurostimulation technology platform leverages neuroscience and proprietary microelectronics to create advanced medical devices. Vivani’s predecessor, Second Sight Medical Products, previously marketed Argus® II, the first and only medical device to obtain FDA approval to treat a rare form of blindness. This innovative device has helped hundreds of profoundly blind patients to achieve meaningful visual perception. Cortigent’s next generation investigational system, the Orion® cortical stimulation system, has been designed to treat blindness caused by common conditions including glaucoma and diabetic retinopathy. Orion has an FDA Breakthrough Device designation, completed a 6-year Early Feasibility Study in 2025 with promising safety and efficacy results and is covered by an extensive intellectual property estate. Cortigent is also applying its core technology to improving recovery of arm and hand motion in patients with paralysis due to stroke. For more information and patient videos, please visit: www.cortigent.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that are used in this press release, including statements regarding Vivani’s business, products in development, including the therapeutic potential or the planned development thereof, and its technology, strategy, cash position and financial runway, and the closing of the Cortigent merger. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Vivani’s current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Vivani’s control. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including, without limitation, risks of unexpected costs or delays, and risks and uncertainties associated with the development and commercialization of products and product candidates that may impact or alter anticipated business plans, strategies and objectives. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Vivani’s expectations in any forward-looking statement. There may be additional risks that the Company considers immaterial, or which are unknown. A further list and description of risks and uncertainties are more fully described in periodic filings with the U.S. Securities and Exchange Commission (the “SEC”) including the factors described in Vivani’s most recent Quarterly Report on Form 10-Q filed with the SEC on August 13, 2026, as updated by future filings with the SEC. Any forward-looking statement made by Vivani in this press release is based only on information currently available to the Company and speaks only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of added information, future developments or otherwise, except as required by law.

Company Contact:

Donald Dwyer
Chief Business Officer
info@vivani.com
(415) 506-8462

Investor and Media Relations Contact:
Jami Taylor
Investor and Media Relations Advisor
investors@vivani.com
(415) 506-8462

 VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share data)

	September 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,591	$16,232
R&D tax credit incentive receivable	305	654
Prepaid expenses and other current assets	937	1,012
Total current assets	15,833	17,898
Property and equipment, net	2,763	2,879
Operating lease right-of-use assets, net	15,713	17,230
Restricted cash	892	1,338
Deposits and other assets	109	48
TOTAL ASSETS	$35,310	$39,393
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,210	$1,032
Accrued expenses	1,361	1,736
Litigation accrual	1,790	1,675
Accrued compensation expense	319	365
Lease liability, current portion	1,905	1,794
Total current liabilities	6,585	6,602
Lease liability, noncurrent portion	15,507	17,061
TOTAL LIABILITIES	22,092	23,663
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, par value $0.0001 per share; 300,000 shares authorized; shares issued and outstanding: 0 and 76,428 at September 30, 2026 and December 31, 2025, respectively	9	8
Additional paid-in capital	182,110	164,225
Accumulated other comprehensive income	32	30
Accumulated deficit	(168,933)	(148,533)
TOTAL STOCKHOLDERS' EQUITY	13,218	15,730
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,310	$39,393

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development, net of grants	$5,021	$4,519	$13,978	$13,496
General and administrative, net of grants	2,511	2,206	7,375	7,250
Total operating expenses	7,532	6,725	21,353	20,746
Loss from operations	(7,532)	(6,725)	(21,353)	(20,746)
Other income, net	282	195	953	770
Net loss	$(7,250)	$(6,530)	$(20,400)	$(19,976)
Net loss per common share - basic and diluted	$(0.08)	$(0.11)	$(0.24)	$(0.34)
Weighted average common shares outstanding - basic and diluted	90,119	59,711	86,192	59,399